EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Duke Realty Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-255633, No. 333-232816, No. 333-128132, No. 333-108556, No. 333-70678, No. 333-59138, No. 333-51344, No. 333-39498, No. 333-35008, No. 333-85009, No. 333-82063, No. 333-66919, No. 333-50081, No. 333-26833, No. 333-24289 and No. 033-64659) on Form S-3, (No. 333-77645) on Form S-4 and (No. 333-205981, No. 333-185583, No. 333-160960, No. 333-128133, No. 333-124364, No. 333-113907, No. 333-59508, No. 333-35162, No. 333-39965 and No. 033-55727) on Form S-8 of our report dated February 18, 2022, with respect to the consolidated financial statements and financial statement schedule III of Duke Realty Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Indianapolis, Indiana
February 18, 2022